EXHIBIT 99.1

News Release

REMEC Names Thomas Waechter President & Chief Executive Officer

SAN DIEGO, CA — August 31, 2004 — REMEC, Inc. (NASDAQ: REMC) announced today that Thomas H. Waechter has been appointed President and Chief Executive Officer, effective September 1, 2004. Mr. Waechter has been President and Chief Operating Officer since December 2002 and will assume the responsibility for all of REMEC’s business units and staff functions worldwide.

Mr. Waechter was previously Chief Executive Officer and a director of Spectrian Corporation (NASDAQ: SPCT), from 2000 until Spectrian merged with REMEC in December 2002. Prior to Spectrian, Mr. Waechter spent 15 years with Asyst Technologies and Schlumberger Ltd. in executive global operations roles. He holds a BA in Business Administration from The College of William and Mary.

About REMEC

REMEC designs and manufactures microwave and millimeter wave subsystems used in the transmission of voice, video and data traffic over wireless communications networks and provides advanced integrated microwave subsystem solutions for defense and space electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s web site at http://www.remec.com or call (858) 505-3713.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

REMEC is a registered trademark of REMEC, Inc. Other brand or product names are registered trademarks or trademarks of their respective holders.

REMEC, Inc., 2004. All rights reserved.

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For press inquiries:	Donald J. Wilkins
General Counsel
858-505-3198
don.wilkins@remec.com